GAIN Capital Announces Monthly Metrics for December 2013

Bedminster, New Jersey (January 10, 2014) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of December 2013.

Retail metrics

•	Retail OTC trading volume[1] of $153.5 billion, a decrease of 8.8% from November 2013, and an increase of 64.0% from December 2012.

•	Average daily retail OTC trading volume of $7.3 billion, a decrease of 8.8% from November 2013 and an increase of 64.0% from December 2012.

•	Active retail OTC accounts[2] of 98,696, a decrease of 3.7% from November 2013, and an increase of 63.9% from December 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 14,183, a decrease of 5.8% from November 2013, and an increase of 18.5% from December 2012.

•	Total funded accounts[4] of 133,056, virtually unchanged from November 2013 and an increase of 56.4% from December 2012

Institutional metrics

•	Total institutional trading volume[5] of $384.4 billion, a decrease of 10.3% from November 2013, and an increase of 97.7% from December 2012.

•	Average daily institutional volume of $18.3 billion, a decrease of 10.3% from November 2013 and an increase of 97.7% from December 2012.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Average daily trades transacted by OEC customers
4 Retail accounts that maintained a cash balance
5 U.S. dollar equivalent of notional amounts traded

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com